Exhibit 4.23

INTEC PHARMA LTD.

SUBSCRIPTION AGREEMENT

The undersigned (the “Subscriber”), understands and acknowledges that Intec Pharma Ltd., an Israeli company (the “Company”), is offering for sale Ordinary Shares of the Company, no par value (the “Shares” and the “Offering” respectively).

1.          Subscription. Subject to the terms and conditions hereof, the Subscriber hereby subscribes for and agrees to purchase the Number of Shares for the aggregate Investment Amount representing the Price Per Share (as such terms are defined in the signature page of this Subscription Agreement).

2.          Acceptance by Company. The Subscriber hereby acknowledges and agrees that (a) this Subscription Agreement will not be deemed to have been accepted by the Company until the Company indicates its acceptance by returning to the Subscriber an executed copy of this Subscription Agreement; and (b) notwithstanding anything in this Subscription Agreement to the contrary, the Company shall have no obligation to issue any and all of the Shares under any circumstances that may constitute a violation of the applicable securities laws or any other statutes, laws, rules or regulations (the “Laws”). The Subscriber agrees that his execution of this Subscription Agreement shall be irrevocable and shall survive the death, dissolution or legal incapacity of the Subscriber.

3.          Deliveries by the Subscriber. The Subscriber tenders to the Company herewith an executed copy of this Subscription Agreement encloses herewith either: (i) a check payable to the Company, in the full amount of the Investment Amount; or (ii) written evidence that a bank wire transfer to the Company’s bank account or to APEX Issuances' escrow account has been made with respect to the full amount of the Investment Amount.

4.          Closing; Issuance of Ordinary Shares. The Company shall notify the Subscriber promptly after all conditions hereunder have been satisfied, at which time the transactions contemplated by this Subscription Agreement shall be deemed to have been consummated (the “Closing”). Following and subject to the Closing, the Company (i) shall deliver to the Subscriber a share certificate evidencing the Shares issued to the Subscriber, and (ii) shall register the Shares issued to the Subscriber in the registry of the Company’s shareholders.

5.          Registration Rights of the Shares.

(a)          As soon as practicable, but in no event later than sixty (60) days following the date of Closing, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form F-3 (or, if the Company is not then eligible to register the Shares for resale on Form F-3, on another appropriate form in accordance with applicable securities laws), providing for the resale from time to time of the Shares by the Subscriber and Ordinary Shares acquired by other investors in the Company. The Company shall use its reasonable commercial efforts, subject to receipt of necessary information from the Subscriber, to cause the SEC to declare the registration statement effective as promptly as practicable, but in any event no later than the ninetieth (90th) day after the date of Closing, if not subject to review, or the one hundred and twentieth (120th) day after the date of Closing, if subject to review. Notwithstanding anything to the contrary herein, if the SEC takes the position that the offering of some or all of the Shares and other Ordinary Shares is not eligible to be made on a delayed or continuous basis, the Company shall use its reasonable commercial efforts to persuade the SEC that the offering contemplated is a valid secondary offering. The Company shall have no liability to the Subscriber as a result of the failure to register any Shares as a result of the SEC’s position. As soon as practicable following an intervening period of time as shall be required by the SEC, the Company shall file one or more additional registration statements covering the resale of as many Shares allowed by the SEC not covered by the initial registration statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of the registration statements providing for the resale of the Shares for a period of one year following the effectiveness of the initial registration statement providing for such resale.

(b)          All expenses incurred in connection with, or relating to, the registration of the Shares, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, printers’ and accounting fees, stock exchange fees, transfer agent fees and the fees and disbursements of counsel for the Company shall be paid by the Company. The Company shall also pay the fees of counsel to the Company, transfer agent fees and any related expenses in connection with any removal of legend pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Act”) and removal of related resale restrictions.

6.          Company Conditions Precedent to Closing. The Company’s obligations, including the Company's obligations to issue the Shares at the Closing to the Subscriber, are subject to the fulfillment on or before the Closing (unless otherwise indicated below) of the following conditions:

(a)          The Shares have been approved for listing on the Tel Aviv Stock Exchange Ltd. and, if applicable, on the Nasdaq Capital Market;

(b)          The approval of the Company's shareholders to the Offering, if required, has been obtained;

(c)          All covenants, agreements, obligations, deliveries and conditions contained in this Subscription Agreement, to be performed, or complied with, by the Subscriber prior to or at the Closing shall have been performed or complied with by the Subscriber prior to or at the Closing to the satisfaction of the Company;

(d)          The representations and warranties made by the Subscriber in this Subscription Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the date of the Closing; and

(e)          The receipt by the Company of the Investment Amount in full.

7.          Subscriber Conditions Precedent to Closing. The Subscriber’s obligations are subject to the fulfillment on or before the Closing (unless otherwise indicated below) of the following conditions:

(a)          All covenants, agreements, obligations, deliveries and conditions contained in this Subscription Agreement, to be performed, or complied with, by the Company prior to or at the Closing shall have been performed or complied with by the Company prior to or at the Closing; and

(b)          The representations and warranties made by the Company in this Subscription Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the date of the Closing.

8.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Subscriber that:

(a)          The Company is duly organized and validly existing as a public company under the laws of Israel with full power and authority to conduct its business in accordance with the Company’s articles of association in effect, as may be amended from time to time (the “Articles of Association”).

(b)          All corporate actions that are necessary for the authorization, execution and delivery of the Subscription Agreement by the Company under any law or the Company’s Articles of Association and the performance by the Company of its obligations to be performed hereunder, has been taken, or will be taken prior to the Closing, on part of the Company.

(c)          The Shares to be issued to the Subscriber have been duly authorized by the board of directors of the Company and when issued, sold and delivered to the Subscriber in accordance with the terms set forth herewith will be validly issued, fully paid, non-assessable and free of restrictions on transfer other than restrictions on transfer under the any applicable Laws, the Company’s Articles of Association and liens or encumbrances created by or imposed by the Subscriber.

2

(d)          There is no material pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body, or to the best of Company’s knowledge, currently threatened, against the Company.

(e)          The execution, delivery and performance of this Subscription Agreement and any other written agreement that the Company and the Subscriber (as applicable) enter into in connection with the transactions contemplated hereby (collectively, the “Transaction Documents”) has been duly authorized and approved by the board of directors of the Company. Subject to the Company’s shareholders approval (reference in Section 6(b) above), the Transaction Documents are valid, binding and enforceable against the Company in accordance with their respective terms and conditions except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

9.          Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company, and covenants with the Company, as follows:

(a)          To the extent applicable, the Subscriber is duly formed, existing and in good standing under the laws of its jurisdiction of organization and has the power to conduct its business as presently conducted. The Subscriber has the requisite power and authority to execute and deliver the Subscription Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.

(b)          The execution, delivery and performance of this Subscription Agreement and the Transaction Documents has been duly authorized and approved by the Subscriber. The Transaction Documents are valid, binding and enforceable against the Subscriber in accordance with their respective terms and conditions except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)          The Subscriber is not acting on the basis of any representations or warranties other than those contained herein, the decision to execute this Subscription Agreement and to purchase the Shares agreed to be purchased hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company and the representations and warranties contained herein supersede any and all other representations or warranties, either oral or in writing, made by the Company prior to the Closing.

(d)          The Subscriber understands and acknowledges that the business plan presented by the Company to the Subscriber may not be achieved or be achievable and that the financial statements of the Company for fiscal year 2016 may include a going concern note.

(e)          No representations or warranties have been made to the Subscriber by the Company or any advisors or consultants of the Company, as to the tax or accounting consequences of this investment, or as to profits, losses or cash flow which may be received or sustained as a result of this investment.

(f)          The Subscriber has consulted its own tax advisors and counsel regarding the tax and accounting consequences of investment in the Company.

(g)          The Subscriber neither is nor will be obligated to pay any finder’s fee in connection with the Offering.

(h)          The Subscriber is either (A) an “accredited investor” as defined by Rule 501 under the Act or (B) not a “U.S. Person,” as defined in Rule 902 under the Act and, at the time of each of the origination of contact concerning the transactions contemplated by this Agreement and the execution and delivery of this Agreement, the Subscriber was outside of the United States. The Subscriber is qualified as a “Classified Investor” under the First Addendum of the Israeli Securities Law of 1968, as amended (the “Israeli Securities Law”).

3

(i)          The Subscriber understands that the Shares have not been registered under the Act or the Israeli Securities Law. The Subscriber understands that the sale of the Shares to the Subscriber will not be registered under the Act on the ground that the issuance thereof is exempt under Section 4(a)(2) of the Act as a transaction by an issuer not involving any public offering and that, in the view of the SEC, the statutory basis for the exception claimed would not be present if any of the representations and warranties of the Subscriber contained in this Subscription Agreement are untrue or, notwithstanding the Subscriber’s representations and warranties, the Subscriber currently has in mind acquiring any of the Shares for resale upon the occurrence or non-occurrence of some predetermined event. The Subscriber is a resident of that jurisdiction specified below its name on its signature page hereto.

(j)          The Shares are being purchased for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Shares made in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the SEC thereunder, and applicable state securities laws. The Subscriber understands that an investment in the Shares is not a liquid investment.

(k)          The Subscriber acknowledges and agrees the Shares will be subject to resale restrictions under applicable securities laws and understands that: (i) the Shares have not been and are not being registered under the Act, any U.S. state securities laws or the laws of any foreign country or other jurisdiction, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) the Subscriber shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; and (ii) except as set forth in Section 5 hereof, the Company is not under any obligation to register the Shares under the Act or any state or foreign securities laws or to comply with the terms and conditions of any exemption thereunder. The Subscriber understands and agrees that the certificates representing the Shares will bear a restrictive legend in accordance with the foregoing.

(l)          The Subscriber (i) has such knowledge and experience with respect to the financial, tax and business aspects of ownership of the Shares and of the business conducted by the Company that the Subscriber is capable of evaluating the merits and risks of investment in the Company and making an informed investment decision with respect thereto, and (ii) can bear the economic risk of an investment in the Shares including the complete loss thereof.

(m)          The Subscriber acknowledges that the Subscriber has had the opportunity to ask questions of, and receive answers from the Company concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by the Subscriber. In connection therewith, the Subscriber acknowledges that the Subscriber has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. The Subscriber has had the opportunity to review the Company’s filings with the SEC. In determining whether to make this investment, the Subscriber has relied solely on the Subscriber’s own knowledge and understanding of the Company and its business based upon the Subscriber’s own due diligence investigations and the information furnished pursuant to this paragraph. The Subscriber understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and the Subscriber has not relied on any other representations or information.

(n)          The Subscriber will not sell, assign, pledge, give, transfer or otherwise dispose any of the Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to all applicable Laws and the Articles of Association.

4

(o)          The Subscriber understands that this is one of a series of subscription agreements that may be entered into by the Company with the Subscriber and additional investors in the Company and that the Company may be issuing additional Ordinary Shares to other investors in connection therewith.

(p)          In connection with any registration statement utilized by the Company to satisfy the registration rights provided herein, the Subscriber agrees to cooperate with the Company in connection with the preparation of the registration statement, and the Subscriber agrees that it will provide in a timely manner information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in the registration statement and related prospectus and shall execute such documents in connection with such registration as the Company may reasonably request. The Subscriber agrees to indemnify and hold harmless the Company and its affiliates and their respective officers, directors, partners, members, agents and employees from and against any losses, claims, damages or liabilities to which the Company, affiliate, officer, director, partner, member, agent or employee may become subject (under the Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any failure of the Subscriber to comply with the covenants and agreements contained in this Subscription Agreement respecting the sale of the Shares or (ii) any untrue or alleged untrue statement of a material fact contained in the registration statement(s) contemplated by Section 5 hereof or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of the Subscriber for use in preparation of the registration statement(s), and the Subscriber will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

10.         Notices. All notices and other communications required or permitted hereunder to be given to a party to this Subscription Agreement shall be in writing and shall be mailed (electronically or by postage prepaid), or otherwise delivered by hand or by courier service, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to the other party in writing in accordance with this provision:

If to the Company:
To: Intec Pharma Ltd. 12 Hartom St. Jerusalem, Israel 9777512 Attention: Nir Sassi, Chief Financial Officer
If to the Subscriber:
To the Address that appears under the Delivery Instructions set forth in the signature page of this Subscription Agreement.

11.         Termination. This Subscription Agreement shall automatically terminate if the Closing has not been consummated by March 31, 2017 (the “Outside Date”); provided, that no such termination will affect the right of any party to sue for any breach by the other party (or parties). If the Closing shall not have occurred prior to the Outside Date, then the Company shall promptly, and in any event on or prior to the fifth business day immediately following the Outside Date, return to each Subscriber such Subscriber’s Investment Amount.

5

12.         Miscellaneous. This Subscription Agreement (a) supersedes any and all other representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and constitutes the only agreement between the parties with respect to said subject matter, (b) will be governed by, and construed and enforced in accordance with, the laws of the State of Israel, excluding the conflict of laws provisions thereof, (c) the courts of the District of Tel Aviv - Jaffa are here granted with exclusive jurisdiction over this Subscription Agreement, and (d) will be binding upon and inure to the benefit of the parties, their successors and assigns; provided, however, that the Subscriber may not transfer or assign this Subscription Agreement or any interest herein or rights or obligations hereunder without the prior written consent of the Company. Any such transfer or assignment by the Subscriber without the prior written consent of the Company will be void and of no force or effect. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Subscription Agreement. No change or modification of this Subscription Agreement will be valid or binding upon the parties hereto unless such change or modification will be in writing and will be signed by the parties hereto. The Subscriber agrees that all of the representations, warranties and covenants of the Subscriber set forth in this subscription will survive the issuance of the Shares, and shall remain in full force and effect for as long as the Subscriber holds any equity interest in the Company. If for any reason any provision of this Subscription is determined to be invalid, such invalidity will not impair the operation of or affect those portions of this subscription which are valid. This Subscription Agreement may be executed in multiple counterparts, each of which when taken together will constitute one and the same agreement.

[Remainder of Page Left Intentionally Blank]

6

Subject to the terms and conditions set forth under this Subscription Agreement, the undersigned Subscriber hereby irrevocably subscribe for and agree to purchase the Number of Share for the aggregated Investment Amount representing the Price Per Share as detailed below:

NUMBER OF SHARES	PRICE PER SHARE	TOTAL INVESTMENT AMOUNT

_______________ Shares (“Number of Shares”)	US$__ (“Price Per Share”)	US$ _______________ (“Investment Amount”)

REGISTRATION INSTRUCTIONS	DELIVERY INSTRUCTIONS

Name to appear on certificate	Name and account reference, if applicable

I.D. Number	Contact name

Address	Address

Email Address

Telephone Number

Fax Number

IN WITNESS WHEREOF, the Subscriber has duly executed this Subscription Agreement as of the date set forth below:

SUBSCRIBER NAME:

By:

Name:

Title:

Date:	_____________________, 2017

7

AGREED AND ACCEPTANCE BY COMPANY

The above-mentioned Subscription Agreement in respect of the Shares is hereby accepted by the Company.

INTEC PHARMA LTD.

By:
Name:	Nir Sassi
Title:	Chief Financial Officer
Date:	_____________________, 2017

[Intec Pharma Ltd. - Signature Page - 2017 Subscription Agreement]

8